Exhibit 99.1

For Immediate Release:

ATLANTA, GA — June 13, 2005—Citizens Bancshares Corporation (OTCBB: CZBS), parent company of Citizens Trust Bank (CTB) announced today that Willard “Chuck” Lewis, the Company’s Senior Executive Vice President and Chief Operating Officer resigned to accept the position of President and CEO of a community bank being established in the Atlanta area.  Mr. Lewis joined CTB in early 1998 as part of the management team acquired in Citizens Bancshares’ merger with First Southern Bank of Lithonia, Georgia.

James E. Young, Citizens Bancshares’ President and CEO, said that Mr. Lewis came to the Company in 1998 at the start of its dramatic turn-around.  “Since then, we have seen many changes including an increase in net income from the $84,000 that we reported in 1997 to $2.3 million in 2004.  Our assets have grown by 157 percent and we have greatly expanded our operations in Georgia and Alabama.  Our large investment in state-of-the art technology now gives our customers 24 hour banking access,” Mr. Young said.

Mr. Young continued, “While we deeply regret Mr. Lewis’ leaving, we wish him well in his new position.  Since 1998, we have built a very strong management team with the depth and experience that will collectively handle the COO duties. This will allow a smooth transition until a suitable replacement is found.”

About Citizens Bancshares Corporation

Citizens Bancshares Corporation is the parent company of Citizens Trust Bank (CTB). With 84 years of history, CTB has assets of more than $330 million and nine offices throughout metropolitan Atlanta and Columbus, Georgia, a branch in Birmingham, and Eutaw, Alabama.  As a leader in the financial services industry, Citizens Trust Bank prides itself on offering a full range of quality banking products and services. Since 1921, the Bank has continued to fulfill its mission to promote financial stability and business development, stress the principles of thrift, and make home ownership a reality. Today, CTB remains dedicated to neighborhood and small business growth, development and advancement through community reinvestment. Citizens Bancshares Corporation, offers its common stock over-the-counter to the general public under the trading symbol CZBS. For more information please visit Citizens Trust Bank on the web at http://www.CTBconnect.com